SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 21, 2005

METRO ONE TELECOMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Oregon	0-27024	93-0995165
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11220 Murray Scholls Place
Beaverton, Oregon  97007
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (503) 643-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 21, 2005, Metro One Telecommunications, Inc. (“Metro One”) received a Nasdaq Staff Deficiency Letter informing Metro One that Metro One no longer complies with Nasdaq’s independent director and audit committee requirements for continued listing as set forth in Marketplace Rules 4350.

As previously disclosed in the Form 8-K filed by Metro One on October 11, 2005, Mr. James M. Usdan, an independent director on the audit committee, was appointed as Chief Executive Officer.  Simultaneously, Mr. Usdan resigned from the audit committee.  Roger L. Pringle, the chairman of the audit committee, submitted his resignation as an independent director on October 4, 2005.  As a result of these changes, the board of directors of Metro One is currently not comprised of a majority of independent directors as required by Marketplace Rule 4450(c)(1) and the audit committee of the board of directors is currently not comprised of three members as required by Marketplace Rule 4350(d)(2)(A).

The letter stated that, consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), Metro One will be provided a cure period until the earlier of Metro One’s next annual shareholders’ meeting or October 4, 2006, in order to regain compliance.  The letter also stated that, in the event the Company does not regain compliance within this period, the Staff will provide written notification that Metro One’s securities will be delisted.

Metro One’s management and board of directors are considering the addition of independent directors and other alternatives to address these issues.

On October 28, the Company issued a press release announcing the receipt of the Nasdaq Staff Deficiency Letter.  A copy of the press release is included as an exhibit to this Form 8-K.

Item 9.01                                           Financial Statements and Exhibits

(c)           Exhibits.

99.1         Press Release dated October 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2005		METRO ONE TELECOMMUNICATIONS, INC.

	By:	/s/ Duane C. Fromhart
Duane C. Fromhart
Chief Financial Officer